UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 9, 2023

LQR HOUSE INC.

(Exact name of registrant as specified in its charter)

Nevada	001-41778	86-1604197
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6800 Indian Creek Dr. Suite 1E

Miami Beach, FL 33141

(Address of principal executive offices, and zip code)

(786) 389-9771

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	LQR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 9, 2023, LQR House Inc., a Nevada corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with EF Hutton, division of Benchmark Investments, LLC, as representative of the underwriters named on Schedule 1 thereto (the “Representative”), relating to the Company’s initial public offering (the “Offering”) of 1,150,000 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (“Common Stock”), which included the exercise by the underwriters in full of the over-allotment option to purchase an additional 150,000 shares of the Company’s Common Stock, at an Offering price of $5.00 per share. Pursuant to the Underwriting Agreement, in exchange for the underwriters’ firm commitment to purchase the Shares, the Company agreed to sell the Shares to the underwriters at a purchase price of $4.60 (92% of the public offering price per Share of $5.00) and issue the underwriters or their designees five years warrants to purchase an aggregate of 57,500 shares of the Company’s Common Stock, which is equal to five percent (5%) of the Shares sold in the Offering. Such warrants have an exercise price of $5.00 per share, which is equal to 100% of the Offering price, subject to adjustment and a cashless exercise provision (“Warrants”).

The offer and sale of the Shares, and the issuance of the Warrants, were registered pursuant to the Company’s Registration Statement on Form S-1 (File No. 333-272660), as amended (the “Registration Statement”), initially filed with the Securities and Exchange Commission (the “Commission”) on June 15, 2023, and declared effective by the Commission on August 9, 2023, and the final prospectus, dated August 9, 2023, filed with the Commission on August 10, 2023 pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement was declared effective by the Commission on August 9, 2023.

The closing of the Offering took place on August 11, 2023. After the closing, the Company issued the Shares for aggregate gross proceeds of $5,750,000.00, which included 150,000 shares sold by the Company upon the exercise by the underwriters of the over-allotment option in full. After deducting underwriting discounts and commissions, and other offering expenses, the Company received net proceeds of approximately $4,728,348.46. The Company intends to use the net proceeds from the Offering for acquisitions of alcoholic beverage brands, to invest in marketing of existing brands, including SWOL, to compensate certain executive officers and general working capital, operating, and other corporate expenses.

After the closing, the Company also issued the Warrants to the Representative’s designees. The Shares, Warrants and the Common Stock underlying the Warrants were registered as a part of the Registration Statement.

The Underwriting Agreement contains customary representations, warranties and covenants by the Company, customary conditions to closing, indemnification obligations of the Company and the underwriters, including for liabilities under the Securities Act, other obligations of the parties, and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The Company’s officers, directors, and certain stockholders who, prior to the Offering, held shares of Common Stock, have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of, or otherwise dispose of any shares of Common Stock or other securities convertible into or exercisable or exchangeable for shares of Common Stock for a period of 6 months, without the prior written consent of the Representative.

The Underwriting Agreement and a form of the Warrants are filed as Exhibits 1.1 and 4.1, respectively, to this Current Report on Form 8-K (this “Current Report”), and the descriptions of the material terms of the Underwriting Agreement and the Warrants are qualified in their entirety by reference to such exhibits.

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Item 8.01. Other Events.

On August 9, 2023, the Company issued a press release announcing that it had priced the underwritten public offering described in Item 1.01 of this Current Report. The Company’s press release is filed as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

On August 11, 2023, the Company issued a press release announcing it had closed its underwritten public offering of 1,150,000 shares of common stock, par value $0.0001 per share, at $5.00 per share, described in Item 1.01 of this Current Report. The Company received aggregate gross proceeds from the closing of $5,750,000, without deducting underwriting discounts and commissions, and other offering expenses. The Company’s press release is filed as Exhibit 99.2 to this Current Report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, dated August 9, 2023, by and between LQR House Inc. and EF Hutton (as representative of the underwriters named therein)
4.1	Form of Representative’s Warrant
99.1	Press Release dated August 9, 2023 regarding pricing of the Offering
99.2	Press Release dated August 11, 2023 regarding closing of the Offering
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LQR HOUSE INC.

Dated: August 11, 2023	By:	/s/ Sean Dollinger
	Name:	Sean Dollinger
	Title:	Chief Executive Officer

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